Exhibit 99.1

MicroVision Announces 2014 Operating Results with Strong Momentum Heading Into 2015

Company sets goal for significant year-over-year growth in 2015 from commercialization of its patented PicoP® display technology

REDMOND, Wash.--(BUSINESS WIRE)--March 10, 2015--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display technology, today announced its 2014 operating and financial results and an overview of its 2015 business objectives.

2014 Operating Results

2014 was a year of significant accomplishments for MicroVision. Progress was made on each of its stated goals for the year, positioning the company for growth in 2015. The goals for 2014 were to:

  Complete development with Fortune Global 100 customer, support customer with commercialization efforts and supply key components
  Build pipeline of consumer and automotive OEM opportunities for MicroVision’s go-to-market partners that are providing display engines incorporating PicoP® display technology
  Ramp supply chain for high volume production of MicroVision components in the second half of 2014.

Below are specific accomplishments related to the 2014 goals.

Fortune Global 100

The company completed the development effort with its Fortune Global 100 customer for a display module incorporating MicroVision PicoP® display technology. This development effort was a major area of focus for MicroVision in 2014. Additionally, the Fortune Global 100 customer contracted with MicroVision in October for $1.5 million in support services to enable commercialization of the module. In the third and fourth quarters of 2014 MicroVision received orders totaling nearly $3.8 million for components to support early commercialization activities. Fulfillment of those orders began in Q4 2014 and continues into 2015.

Recently MicroVision announced it is licensing its PicoP display technology and will supply components to the Fortune Global 100 customer for that company’s display modules. The completion of this license agreement marks the culmination of two years of collaboration between the two companies and is a milestone achievement in MicroVision’s transition to its ingredient brand licensing business model.

Pipeline of Opportunities for Partners

Several successes were achieved in building a pipeline of opportunities for MicroVision’s go-to-market partners, including the market introduction at CES 2015 of two consumer products incorporating PicoP display technology. MicroVision targeted key OEMs and major retailers in the United States and Asia to introduce them to the opportunity pico projection presents in a world where consumers are progressively turning to mobile for media consumption.

To engage OEMs and retailers, MicroVision produced market development tools and executed a series of direct consumer studies to create a comprehensive design-in “tool kit” and market data that present the value proposition and demonstrate the advanced capabilities of display modules incorporating PicoP display technology. Specific market milestones included:

  Korean OEM Celluon formally launched two products at CES 2015 incorporating PicoP display technology, PicoPro and PicoAir. The company has begun selling its products, which have garnered many favorable reviews.
  Several companies MicroVision worked with throughout 2014 on design-in of display modules were privately demonstrating products incorporating PicoP display technology at CES 2015 to their prospective customers and retail outlets.
  MicroVision announced in 2014 that it is collaborating with a second electronics brand on the Fortune Global 500 list on an innovative smartphone product and made significant advancements on display module development.
  In the automotive segment, MicroVision delivered prototype HUD units to a major vehicle OEM and a global Tier One supplier. Those customers are evaluating the PicoP display technology based HUD systems.
  MicroVision delivered custom display modules to a leading global logistics company for deployment in one of its facilities in the United States.

Ramping of Supply Chain

The delivery of MicroVision specific components to its engine manufacturing partners is an integral part of the company’s business model and revenue stream. MicroVision made solid progress to ramp to volume production capability in the second half of 2014. The company established baseline production capacity and began shipments of components to its Fortune Global 100 customer in Q4.

2014 Financial Results

Following aggressive cash management, MicroVision reduced year-over-year operating loss by 13% with reduction seen in each quarter in 2014 compared to the same quarter the previous year. The company also began a transition from development revenue to product and license revenue with a majority of fourth quarter 2014 revenue coming from products and over two-thirds of the backlog comprised of component orders expected to be fulfilled in the first half of 2015.

MicroVision reported the following financial results for the fourth quarter and year ended December 31, 2014.

  Annual revenue of $3.5 million in 2014, compared to $5.9 million in 2013. Revenue for the fourth quarter of 2014 was $ 0.7 million, compared to $1.2 million for the same quarter in 2013.
  Reduced operating loss to $ 13.2 million for 2014, compared to $15.1 million in 2013, and $3.4 million for the fourth quarter of 2014 compared to $3.9 million for the same quarter in 2013.
  Net loss for the year of $18.1 million, or $0.44 per share, compared to $13.2 million, or $0.47 per share for the prior year and $3.3 million, or $0.08 per share, compared to $2.4 million or $0.08 per share for the same quarter a year ago. The 2014 net loss includes a $5.0 million non-cash loss on the exchange of warrants in the first quarter.
  Maintained cash used in operations at $13.0 million in 2014, compared to $12.7 million for 2013, reflecting the company’s continued focus on managing cash use.

As of December 31, 2014, backlog was $5.1 million and cash and cash equivalents were $8.3 million. This cash balance is exclusive of the license fee MicroVision is expecting later this month from its recently announced license agreement.

2015 Objectives and Outlook

“2015 is expected to be a transformational year for MicroVision. We expect to achieve significant year-over-year growth by focusing attention on making our customers successful whether providing high quality components or assisting them with their go-to-market efforts,” said Alexander Tokman, president and CEO of MicroVision.

MicroVision’s key goals for 2015 build on the momentum from 2014 and include:

  Support the Fortune Global 100 customer with display module commercialization
  Develop new OEM/channel opportunities for display engine manufacturing partners that are incorporating PicoP display technology
  Increase supply capacity for key components
  Achieve significant year-over-year growth through component sales and licensing of PicoP display technology
  Evolve technology platform to offer enhanced features and capabilities for a compelling roadmap for licensees of PicoP display technology.

Conference Call

The company will host a conference call today to discuss its financial and operating results for 2014, 2015 business objectives and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-446-1671 (for U.S. participants) or +1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 39067048. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section on the Investors page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 39067048#.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and is also included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future operating results, fulfillment of orders, component sales, pipeline development, ramping of supply chain, performance of contract parties under agreements, potential customer agreements, arrangements and sales, potential demand for MicroVision technology and potential applications and features of MicroVision technology, and those containing words such as “objectives,” “would,” “could,” “goals,” “focus” and “expects,” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, our ability to conclude agreements with potential customers, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2014	2013

Assets
Current Assets
Cash and cash equivalents	$8,349	$5,375
Accounts receivable, net	669	24
Inventory	116	49
Other current assets	491	336
Total current assets	9,625	5,784

Property and equipment, net	894	1,065
Restricted cash	435	435
Intangible assets, net	973	1,145
Other assets	18	18
Total assets	$11,945	$8,447

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,626	$1,610
Accrued liabilities	2,729	2,470
Billings on uncompleted contracts in excess of related costs	230	680
Warrant liability	-	4,902
Total current liabilities	4,585	9,662

Deferred rent, net of current portion	488	481
Total liabilities	5,073	10,143

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	45	32
Additional paid-in capital	475,656	448,981
Accumulated deficit	(468,829)	(450,709)
Total shareholders' equity (deficit)	6,872	(1,696)
Total liabilities and shareholders' equity (deficit)	$11,945	$8,447

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Development revenue	$-	$1,069	$1,691	$2,909
Product revenue	348	29	392	2,341
Contract revenue	339	119	1,402	602
Total revenue	687	1,217	3,485	5,852

Cost of product revenue	200	9	228	1,518
Cost of contract revenue	309	44	816	283
Total cost of revenue	509	53	1,044	1,801

Gross margin	178	1,164	2,441	4,051

Research and development expense	1,919	3,060	9,067	10,544
Sales, marketing, general and administrative expense	1,618	2,156	7,005	8,757
Gain on sale of previously reserved inventory	(8)	(156)	(463)	(156)
Total operating expenses	3,529	5,060	15,609	19,145

Loss from operations	(3,351)	(3,896)	(13,168)	(15,094)

Gain (loss) on warrant exchange	-	1,485	(4,967)	1,900
Other income (expense)	5	(10)	15	16

Net loss	$(3,346)	$(2,421)	$(18,120)	$(13,178)

Net loss per share - basic and diluted	$(0.08)	$(0.08)	$(0.44)	$(0.47)

Weighted-average shares outstanding - basic and diluted	44,548	31,841	41,599	28,025

CONTACT:
MicroVision
Dawn Goetter, ir@microvision.com, 425-882-6629 (investors)
Nicole Cobuzio, nicolec@lotus823.com, 732-212-0823 ext. 102 (media)